Exhibit 16.1
May 27, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Cannae Holdings, Inc.'s Form 8-K dated May 27, 2025, and have the following comments:

1.We agree with the statements made in the second, third and fourth paragraphs in Item 4.01.

2.We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs in Item 4.01.

Yours truly,

/s/ DELOITTE & TOUCHE LLP